Exhibit 16.2

Dallas Office
8343 Douglas Avenue
Suite 400
Dallas, Texas 75225
214.393.9300 Main

whitleypenn.com

November 5, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: T Bancshares, Inc.

Dear Sir or Madam:

We are the successor by merger to JonesBaggett LLP (“JonesBaggett”), which was the independent registered public accounting firm of T Bancshares, Inc. (the “Company”). Effective as of November 1, 2014, JonesBaggett merged with and into our Firm.

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated November 5, 2014. We agree with the Company’s statements concerning JonesBaggett and our Firm in such Form 8-K.

Sincerely,
Whitley Penn LLP

An Independent Member of
Dallas Fort Worth Houston